GENERAL MARITIME CORPORATION

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

                          GENERAL MARITIME CORPORATION
                    ANNOUNCES RESULTS OF CONSENT SOLICITATION
                        FOR ITS 10% SENIOR NOTES DUE 2013

New York, NY - December 30, 2005 - General Maritime Corporation (NYSE: GMR) announced today that, in connection with its previously announced cash tender offer and consent solicitation for any and all of its outstanding 10% Senior Notes due 2013 (the "Notes") (CUSIP 370290AC2), it has received the requisite consents needed to approve certain proposed amendments to the Indenture, dated as of March 20, 2003 (the "Indenture"), under which the Notes were issued, to eliminate substantially all of the restrictive covenants and certain default provisions in the Indenture and the execution of a supplemental indenture to amend the Indenture accordingly (the "Proposed Amendments").

The consent solicitation relating to the Notes expired on December 29, 2005 at 5:00 p.m., New York City time (the "Consent Time"). As of the Consent Time, holders of approximately $226,460,000 principal amount of Notes, representing approximately 99.99% of the total principal amount of Notes outstanding, had validly tendered their Notes and delivered their consents.

As a result, the Company, certain subsidiary guarantors party to the Indenture and LaSalle Bank National Association, as trustee, have entered into a supplemental indenture to implement the Proposed Amendments, as described in the Company's Offer to Purchase for Cash and Solicitation of Consents dated December 15, 2005 (the "Offer to Purchase") and the related Letter of Transmittal and Consent. However, the supplemental indenture, and the Proposed Amendments set forth therein, will not become operative unless and until the Company purchases all Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on January 17, 2006, unless extended (the "Expiration Time"). If the supplemental indenture becomes operative, any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the Proposed Amendments contained in the supplemental indenture even though they have not consented to the Proposed Amendments.

Holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Time are entitled to receive total consideration per $1,000.00 principal amount of Notes tendered of $1,151.12 (the "Total Purchase Price") (assuming a payment date for such Notes of December 30, 2005), which includes a consent payment of $30.00 (the "Consent Payment"), plus accrued and unpaid interest on the Notes tendered up to, but not including, the payment date for such Notes. The Total Purchase Price for Notes validly tendered (and not validly withdrawn) prior to the Consent Time is expected to be paid on December 30, 2005 or promptly thereafter.

All withdrawal rights of tendering holders of Notes terminated as of the Consent Time. Accordingly, tendering holders may no longer withdraw their Notes. Holders who have not yet tendered their Notes may tender prior to the Expiration Time. Holders who validly tender Notes after the Consent Time, but prior to the Expiration Time, will be eligible to receive the Purchase Price, which is equal to the Total Purchase Price less the Consent Payment. The obligations of the Company to purchase Notes tendered pursuant to the tender offer are subject to the satisfaction of certain conditions, as more fully described in the Offer to Purchase, any of which may be waived by the Company.

Holders should consult the Offer to Purchase and related material in their entirety for a full description of the terms and conditions of the tender offer and consent solicitation. Copies of those documents may be obtained by contacting D.F. King & Co., Inc., the information agent, at (800) 269-5550. Goldman, Sachs & Co. is acting as the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation and will provide additional information concerning the terms and conditions of the tender offer and consent solicitation at (800) 828-3182 (toll free) or (212) 357-7867 (collect).

                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. The Company also currently operates tankers in other regions including the Black Sea and Far East. The Company currently owns and operates a fleet of 38 tankers - 22 Aframax, 12 Suezmax tankers and four Suezmax newbuilding contracts with a carrying capacity of approximately 4.75 million dwt. Following the completion of the Company's recent vessel sales, the Company will own and operate a fleet of 30 tankers - 19 Aframax, 7 Suezmax tankers, and four Suezmax newbuildings.

 "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
-------------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following: the tender offer is subject to termination or amendment as provided in the Offer to Purchase for Cash and Solicitation of Consents dated December 15, 2005; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The tender offer is subject to certain conditions, and present certain risks for holders who tender, as set forth more fully in the Offer to Purchase for Cash and Solicitation of Consents and related documents. Those documents contain important information, and holders should read them carefully before making any decision.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell with respect to any securities nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer is made solely pursuant to the Offer to Purchase for Cash and Solicitation of Consents, which the Company has distributed to holders of the Notes. In any jurisdiction where the laws or regulations require tender offers to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.